UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

AVIGEN, INC.
(Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 748-7150

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On April 16, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Avigen, Inc., pursuant to authority previously granted by the Board of Directors, approved the allocation and disbursement of monies accrued at December 31, 2008 for incentive bonus payments to the company’s executive officers employed as such at the end of 2008. The Committee had approved the accrual of the bonus pool in December 2008 but had not finalized the allocation or authorized the payout of any bonuses from that pool.

     On March 26, 2009, Avigen’s Board of Directors abandoned discussions for a strategic transaction and announced its intension to develop a plan to maximize the liquidation value of the company. On that date, the Board determined that the company no longer needed to retain the services of a majority of the company’s employees, including three executive officers, and reduced its headcount accordingly. As a result of these actions, the Committee determined to finalize the allocation of the bonus pool and pay out these bonuses in a timely manner.

     Historically, the Committee applies its discretion in determining a subjective evaluation of the overall performance of the company. For fiscal 2008, the Committee took into consideration the performance of management against all the 2008 strategic objectives, including the quality execution of the AV650 Phase II clinical trial, responsible management of finances, progress on the development of AV411 and other programs, and the successful sale of company’s early-stage AV513 program for $7 million, and in December 2008 authorized the accrual of $250,000 for bonus payouts to executive officers.

     Bonus payments for the year ended December 31, 2008 were determined for each individual executive officer based on target bonus payments that represented a percent of base salary between 35% and 45%. Target bonus payments were subsequently weighted so that the bonus payments received were based on the assessments of the achievement of corporate performance objectives as well as the achievement of individual performance objectives.

     The Committee authorized bonus payments for the year ended December 31, 2008 for Avigen’s current and former executive officers, as follows:

Name	Position	Bonus
Kenneth G. Chahine, J.D., Ph.D.	Former President, Chief	$ 80,982
Executive Officer and Director
(1)

Michael Coffee	Former Chief Business Officer	$ 50,978
(1)

Kirk Johnson, Ph.D.	Vice President, Research and	$ 39,579
Development and Secretary

Andrew A. Sauter	Chief Executive Officer,	$ 42,725
President and Chief Financial
Officer

M. Christina Thomson, J.D.	Former Vice President, General	$ 35,736
Counsel and Secretary (1)

(1) Executive Officer was terminated effective March 26, 2009.

     On April 16, 2009, the Committee also approved Avigen entering into a limited consulting contract with Dr. Kenneth Chahine for narrowly defined legal work related to the company’s intellectual property portfolio and assignment agreement with Genzyme Corporation. The Committee believes that Dr. Chahine is uniquely suited to perform such work in a more cost-effective manner than alternative legal support. The agreement was executed on April 21 and is effective retroactive to April 1, 2009. Under the terms of the consulting agreement, Dr. Chahine will be paid at a rate of three hundred and fifty dollars per hour and will not exceed 35 hours per month beginning May 1, 2009.

Item 8.01. Other Events.

     In connection with Avigen’s intensions to reduce its commitments and obligations and develop a plan of dissolution, on March 31, 2009, Avigen repaid $7.0 million in had previously borrowed under a financing agreement with Wells Fargo Bank, National Association that is scheduled to expire on November 30, 2009. As of December 31, 2008, amounts borrowed under this line of credit were recorded as a current liability. Avigen had pledged a portion of its portfolio of available-for-sale securities equal to the amount of the outstanding borrowings to secure this obligation, and identified these pledged assets as restricted investments on its balance sheets.

     Under the terms of the agreement, amounts repaid may not be re-borrowed; however, the credit facility will remain in place as it serves as collateral for a standby letter of credit in the amount of $2.0 million associated with Avigen’s building lease that expires in November 2010.

     Avigen is in the process of amended its agreements with two independent financial advisors to mutually terminate or otherwise limit the financial obligations of Avigen under the terms of the agreements. These independent financial advisors were engaged in January 2009 to support Avigen’s strategic objectives of reviewing merger and acquisition opportunities and assisting in monetizing the company's AV411 assets. Ongoing efforts to monetize the company’s assets continue to progress and will be lead by Avigen’s current management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2009		AVIGEN, INC.

	By:	/s/ Andrew A. Sauter
Andrew A. Sauter
Chief Executive Officer, President
and Chief Financial Officer